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                                                                    EXHIBIT 99.1

                                            CONTACT: Kevin G. Lowery
                                                     (856) 969-7417
                                                     William J. Fasel (analysts)
                                                     (856) 969-7428



              VLASIC TO SELL FRESH MUSHROOM BUSINESS TO MONEY'S FOR
                            APPROXIMATELY $50 MILLION

CHERRY HILL, NJ - December 20, 1999 - Vlasic Foods International (NYSE: VL) today announced it has agreed to sell its fresh mushrooms business to British Columbia-based Money's Mushrooms Ltd., Canada's largest mushroom company, for approximately $50 million in cash. Vlasic Foods said proceeds will be used to pay down debt as it focuses on continuing to grow its core "Vlasic" condiments and "Swanson" frozen food businesses.

         The transaction is subject to satisfaction of customary conditions, including receipt of routine regulatory approvals and post-closing purchase price adjustments. The deal is expected to be concluded by the end of January 2000.

         "We are divesting the fresh mushrooms business because we are better served by focussing resources behind successful brand building programs in our core 'Vlasic' and 'Swanson' businesses," said Robert F. Bernstock, Vlasic Foods President and Chief Executive Officer. "With this divestiture and the sale of Swift-Armour this past July, we will have exited two agricultural businesses. This allows us to renew and accelerate growth initiatives on our branded 'Vlasic' and 'Swanson' businesses."

         The Company's fresh mushrooms business is a leading producer of fresh mushrooms in the U.S., with annual production of approximately 100 million pounds and net sales of approximately
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$120 million. The business has nine farms located throughout the U.S. and employs approximately 2,000 people.

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FORWARD LOOKING STATEMENT

         This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company believes the assumptions underlying the forward-looking statements, including those relating to a divestiture, are reasonable. However, any of the assumptions could be inaccurate, and therefore there can be no assurance that the forward-looking statements contained in this release will prove to be accurate. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company's most recent Form 10-K and other reports filed with the Securities Exchange Commission. Furthermore, the Company disclaims any obligation or intent to update any such factors or forward-looking statements to disclaim future events and developments.